- -----------------------------------------------------------------------


Date:      April 27, 1995

To:        Intergraph Employees

From:      Jim Meadlock

Subject:   Voting your Intergraph Shares for the 1995 Shareholders Meeting


On behalf of the Board of Directors, I want to encourage you to vote all of the shares that you own directly, through the Stock Bonus Plan, or held by your broker. It is always important for you to exercise your rights as a shareholder to influence the affairs of the corporation, to which all of our futures are tied.

There are four proposals on this year's proxy statement, which you should have already received (or will soon receive). The proposals (as shown on the proxy card) and the Board's recommendations are as follows:

Proposal and Board's Recommendation

1.	Election of Directors

  	Board's Recommendation:   FOR

2.	Proposal to ratify the appointment of Ernst & Young  LLP as
the Company's auditors for the current fiscal year.

  	Board's Recommendation:   FOR

3.	Proposal to approve the 1995 Intergraph Corporation Employee
Stock Purchase Plan.

  	Board's Recommendation:   FOR

4.	Shareholder proposal that requests that the Board of
Directors amend the Company's Shareholder Rights Plan so that it does not interfere with any public tender offer which treats all shareholders fairly.

  	Board's Recommendation:   AGAINST

I believe that approval of Proposal 4 would not be in the best interests of shareholders. The Shareholder Rights Plan is designed to encourage persons attempting to acquire a significant ownership interest in the company to negotiate with the Board of Directors. As a result, the Board is provided with sufficient negotiating strength to better maximize value provided to the stockholders. I believe that the Board of Directors is in the best position to assess the adequacy and fairness of any offer, and Proposal 4 would restrain the flexibility of the Board to maximize the value that can be achieved for all stockholders. Because of this result and the uncertainty that the amendment would create as to the Board's role in evaluating tender offers, I do not think that this amendment benefits shareholders, and I urge you to vote against it.